                                                                       Exhibit 1


NABISCO EMPLOYEE SAVINGS PLAN


INDEPENDENT AUDITORS' REPORT AND FINANCIAL STATEMENTS FOR THE
YEARS ENDED DECEMBER 30, 1999 AND 1998

NABISCO EMPLOYEE SAVINGS PLAN
-----------------------------


TABLE OF CONTENTS
--------------------------------------------------------------------------------


                                                                          PAGE
                                                                          ----


Independent Auditors' Report                                                1

Financial Statements:

    Statements of Net Assets Available for Benefits
       as of December 30, 1999 and 1998                                     2

    Statements of Changes in Net Assets Available
       for Benefits for the Years Ended December 30,
       1999 and 1998                                                        3

    Notes to Financial Statements                                          4-13


INDEPENDENT AUDITORS' REPORT

Nabisco Employee
   Benefits Committee:

We have audited the accompanying statements of net assets available for benefits of Nabisco, Inc. Employee Savings Plan (the "Plan") as of December 30, 1999 and 1998, and the related statement of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 30, 1999 and 1998, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey
June 23, 2000

NABISCO EMPLOYEE SAVINGS PLAN
-----------------------------


STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
AS OF DECEMBER 30, 1999 AND 1998
--------------------------------------------------------------------------------


                                                                   As of December 30,
                                                           ----------------------------------
                                                                1999                  1998
                                                           ------------          ------------


ASSETS


Master Trust investments at fair value -
     Notes 1, 2 & 3

     Interest in commingled funds                          $142,290,596          $120,190,794

     Loans to participants                                    7,322,344             6,246,474
                                                           ------------          ------------

        Total Master Trust investments                      149,612,940           126,437,268
                                                           ------------          ------------

Receivables

     Investment income receivable                             1,199,205               230,394

     Due from Trustee for sale of investments                   120,751               188,046
                                                           ------------          ------------

        Total Receivables                                     1,319,956               418,440
                                                           ------------          ------------

        TOTAL ASSETS                                        150,932,896           126,855,708
                                                           ------------          ------------


LIABILITIES

     Due to Trustee for purchase of investments                  38,728               116,308

     Payable to Nabisco, Inc.                                    42,339                44,852

     Administrative fees                                          8,044                21,109
                                                           ------------          ------------

        TOTAL LIABILITIES                                        89,111               182,269
                                                           ------------          ------------


NET ASSETS AVAILABLE FOR BENEFITS                          $150,843,785          $126,673,439
                                                           ============          ============


See notes to financial statements.

NABISCO EMPLOYEE SAVINGS PLAN
-----------------------------


STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEARS ENDED DECEMBER 30, 1999 AND 1998
--------------------------------------------------------------------------------


                                                              Year Ended December 30,
                                                           ----------------------------------
                                                               1999                  1998
                                                           ------------          ------------


ADDITIONS:

     ADDITIONS TO NET ASSETS ATTRIBUTED TO:

        INVESTMENT INCOME

        Net appreciation/(depreciation) in fair
           value of investments - Note 3                   $ 10,341,311          $  8,018,847

        Interest and dividends                                3,941,176             4,502,967
                                                           ------------          ------------

        TOTAL INVESTMENT INCOME                              14,282,487            12,521,814
                                                           ------------          ------------

        CONTRIBUTIONS

        Employee                                             19,304,891            17,905,073

        Employer                                              3,643,638             3,313,130
                                                           ------------          ------------

        TOTAL CONTRIBUTIONS                                  22,948,529            21,218,203
                                                           ------------          ------------

DEDUCTIONS

        DEDUCTIONS FROM NET ASSETS ATTRIBUTED TO:

        Administrative fees                                     368,199               389,965

        Employee withdrawals - Note 4                        13,014,058             8,597,231
                                                           ------------          ------------

        TOTAL DEDUCTIONS                                     13,382,257             8,987,196
                                                           ------------          ------------

Net transfers from the Plan - Note 6                            321,587             3,393,947
                                                           ------------          ------------

Net increase                                                 24,170,346            28,146,768

NET ASSETS AVAILABLE FOR
     BENEFITS AT BEGINNING OF YEAR                          126,673,439            98,526,671
                                                           ------------          ------------

NET ASSETS AVAILABLE FOR
     BENEFITS AT END OF YEAR                               $150,843,785          $126,673,439
                                                           ============          ============


See notes to financial statements.

NABISCO EMPLOYEE SAVINGS PLAN
-----------------------------

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
1.       DESCRIPTION OF THE PLAN

         The Nabisco Employee Savings Plan (the "Plan") is a voluntary defined contribution plan for eligible hourly employees of Nabisco, Inc. and eligible participating subsidiaries. The Plan was established effective February 1, 1987 and is sponsored by Nabisco, Inc. (the "Company"). The Plan is currently maintained in the Nabisco, Inc. Defined Contribution Master Trust ("the Trust"). The Trust was established effective
         June 21, 1999 for the Nabisco plans previously maintained in the RJR Nabisco, Inc. ("RJRN") Defined Contribution Master Trust (the "RJR Trust"). The assets and related liabilities within the funds for employees of Nabisco prior to the split of the RJR Trust were transferred to establish the Trust. As a result, the Statement of Changes in Net Assets for the year ended December 30, 1999 for the Plan represents activity from the Trust and the RJR Trust, prior to and after the split, respectively.

         Employees may contribute, through payroll deductions, up to 16% of compensation. The Plan allows certain employees to make pre-tax contributions. At certain locations, the Company does not match participant contributions. In other locations, the Company matches participant contributions in an amount equal to 25% of each participant's basic contribution (1% to 6% of base pay) for each payroll period, except that the Company contributions for Holland participants are 40% of each Holland participant's basic contribution. Pre-tax contributions in excess of 6% of compensation and contributions made on an after-tax basis shall not be matched. Forfeitures of non-vested Company contributions are used to reduce future Company contributions to the Plan. Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of plan termination, participants will become 100 percent vested in their accounts.

         Effective July 1, 1998, the assets attributable to the hourly employees of the Cornnuts, Inc. Profit Sharing and Retirement Plan (the "Cornnuts Plan") were spun-off and transferred into the Plan (the "Cornnuts Acquisition"). As a result, net assets of $2,010,716, including loans of $180,610, were transferred to the Plan during the third quarter of 1998.

         The Loan Fund is a recordkeeping fund that holds employee promissory notes. Participants may apply to the Nabisco Employee Benefits Committee (the "Committee") to borrow vested funds from their account. The Committee maintains sole discretion on whether to permit a loan in accordance with the conditions specified under the terms of the Plan agreement. Loans may not be less than $1,000 and are subject to a maximum amount based on account balance and prior loan amounts. Only one loan per participant may be outstanding at any given time.

         Under the provisions of the Plan, participating employees may elect to invest their contributions in one or more of the following investment funds (see explanation of commingled funds in Note 2):

--------------------------------------------------------------------------------
1.       DESCRIPTION OF THE PLAN - CONTINUED

         Continuing Funds:

         Interest Income Fund          The Interest Income Fund seeks to achieve
                                       long-term growth in assets through
                                       compounding of interest income. This Fund consists largely of a diversified portfolio of investment contracts issued by insurance companies and banks
                                       ("GICs"). The Fund also invests in what
                                       are known as synthetic GICs -
                                       fixed-income securities such as
                                       high-grade bonds, mortgage-backed
                                       securities, or asset-backed securities
                                       that are "wrapped" by a contract with a
                                       high-quality financial institution. A
                                       "wrap" contract assures the book value of the underlying security. The combination of GICs and synthetic GICs make up about
                                       75% of the Fund. The remainder of the
                                       Fund consists of a fixed-income
                                       Government Bond Index Fund with an
                                       average maturity of 1 to 3 years. This
                                       index fund invests in U.S. Treasuries and Government Agency securities. This Fund also maintains a very small level of cash to provide liquidity in processing daily transactions.

         Total Stock Market Fund       The Total Stock Market Fund seeks to
                                       maximize long-term financial return
                                       through a combination of dividend income and capital appreciation by investing in a broadly diversified portfolio of common stock. The objective of this Fund is to capture the return of the total U.S.
                                       stock market for the investor. This Fund is designed to parallel the returns of the U.S. stock market through passive investment in the Vanguard Index Trust -
                                       Total Stock Market Portfolio. The
                                       portfolio holds stocks of nearly 2,000
                                       companies in an effort to match the
                                       performance and risk characteristics of
                                       the entire U.S. Stock market as
                                       represented by the Wilshire 5000 Index.
                                       The Fund will also maintain a very small level of cash to provide for liquidity in processing daily transactions.

--------------------------------------------------------------------------------
1.       DESCRIPTION OF THE PLAN - CONTINUED

         Total International Fund      The Total International Fund seeks to
                                       maximize long-term total return through a combination of dividend income and capital appreciation by investing in a broadly diversified portfolio of companies located in European, Pacific and emerging market nations. The Fund is designed to parallel the return of the major-stock markets of the world, excluding the U.S. and Canada. This Fund invests in the Vanguard STAR Fund - Total
                                       International Portfolio. The portfolio
                                       holds stocks of about 1,500 companies
                                       located in approximately 30 countries
                                       around the world (excluding the U.S. and Canada). The Fund will also maintain a very small level of cash to provide for liquidity in processing daily transactions.

         Conservative Growth Fund      The Conservative Growth Fund seeks to
                                       maximize long-term total return primarily through compounding of interest income and secondarily through dividend income and capital appreciation of common stocks. The Fund provides investors with a conservative mix of broadly diversified investments in fixed-income securities and U.S. and International common stocks.
                                       This Fund invests in the Vanguard
                                       LifeStrategy Conservative Portfolio which invests in a combination of Vanguard funds to achieve a target mix of 40% stocks, 40% bonds, and 20% short-term reserves. Bonds and short-term reserves provide income while offsetting some of the stock market's volatility; stocks offer the potential for growth and income from dividends. The Fund will also maintain a very small level of cash to provide for liquidity in processing daily transactions.

--------------------------------------------------------------------------------
1.       DESCRIPTION OF THE PLAN - CONTINUED

         Moderate Growth Fund          The Moderate Growth Fund seeks to
                                       maximize long-term total return through a combination of compounding of interest income and through dividend income and capital appreciation of common stock. The
                                       Fund provides investors with a moderate
                                       mix of broadly diversified investment of U.S. and International common stocks and fixed-income securities. This Fund invests in the Vanguard LifeStrategy
                                       Moderate Growth Portfolio which invests
                                       in a combination of Vanguard funds to
                                       achieve a target mix of 60% stocks and
                                       40% bonds. Bonds provide income while
                                       offsetting some of the stock market's
                                       volatility; stocks offer the potential
                                       for growth and income from dividends. The
                                       Fund will also maintain a very small
                                       level of cash to provide for liquidity in processing daily transactions.

         Growth Fund                   The Growth Fund seeks to maximize
                                       long-term total return primarily through capital appreciation and secondarily through dividend income and compounding of interest income. The Fund provides investors with a broadly diversified exposure to U.S. and International stocks tempered with a modest position in fixed-income securities. This Fund invests in the Vanguard LifeStrategy
                                       Growth Portfolio which invests in a
                                       combination of Vanguard funds to achieve a target mix of 80% stocks and 20% bonds.
                                       Bonds provide income while offsetting
                                       some of the stock market's volatility;
                                       stocks offer the potential for growth and income from dividends. The Fund will also maintain a very small level of cash to provide for liquidity in processing daily transactions.

         Nabisco Group Holdings        The Nabisco Group Holdings Common Stock
         Common Stock Fund             Fund seeks to maximize long-term total
                                       return through capital appreciation and
                                       dividend income. This Fund is invested
                                       primarily in the common stock of Nabisco
                                       Group Holdings Corp. The Fund will also
                                       maintain a very small level of cash to
                                       provide for liquidity in processing daily transactions.

--------------------------------------------------------------------------------
1.       DESCRIPTION OF THE PLAN - CONTINUED

         Nabisco Common Stock Fund     The Nabisco Common Stock Fund seeks to
                                       maximize long-term total return through
                                       capital appreciation and dividend income.
                                       This Fund is invested primarily in the
                                       class A common stock of Nabisco Holdings
                                       Corp. The Fund will also maintain a very small level of cash to provide for liquidity in processing daily transactions.

         RJR Common Stock Fund         The RJR Common Stock Fund seeks to
                                       maximize long-term total return through
                                       capital appreciation and dividend income.
                                       This Fund is invested primarily in the
                                       common stock of R. J. Reynolds Tobacco
                                       Holdings, Inc. The Fund will also
                                       maintain a very small level of cash to
                                       provide for liquidity in processing daily transactions. This Fund is a frozen fund which holds stock transferred from the RJR Common Stock Fund under the RJR Plan.
                                       Participants are prohibited from
                                       investing contributions or reallocating
                                       amounts held under the plan to this Fund.

         Loan Fund                     Participant borrowings from the Plan
                                       subject to requirements established by
                                       the Committee.

         Additional information about the Plan agreement and the vesting and benefit provisions is contained in the Summary Plan Description provided to participants.

2.       SIGNIFICANT ACCOUNTING POLICIES

         COMMINGLED FUNDS - The Nabisco, Inc. Defined Contribution Master Trust (the "Trust") administers pooled assets and related liabilities within various funds established on behalf of participating defined contribution plans for employees of Nabisco and affiliated companies. Each participating defined contribution plan owns an interest in the fair value of net assets held in the Trust. The trustee and custodian of the Trust is Wachovia Bank, N.A.

         VALUATION OF INVESTMENTS IN MASTER TRUST - All investments held by the Trust are valued at fair value as follows. Securities which are traded on a national securities exchange are valued at the last reported sales price on the last business day of the Plan year. Over-the-counter investments traded on the NASDAQ and listed securities for which no sale was reported on the last business day of the Plan year are valued at the average of the last reported bid and ask prices. All other over-the-counter investments are valued at the last reported bid. The fair market value of fixed income investments is based on an institutional based pricing system. Investment grade bonds are valued on a pricing system based on treasury securities. The fair market value of the participation units in common trust funds is based on quoted redemption value on the last business day of the Plan year. Guaranteed investment contracts are valued at contract value plus accrued interest.

         PLAN EXPENSES - Expenses relating to the purchase or sale of investments are included in the cost or deducted from the proceeds, respectively. Direct charges and expenses including investment manager fees attributable to specific investment funds may be charged against that investment fund. Other Plan expenses such as trustee, auditor, general Plan recordkeeping, and Internal Revenue Service ("IRS") user fees may be paid directly from the Trust. Other expenses continue to be paid by Nabisco.

--------------------------------------------------------------------------------
2.       SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

         USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         RECLASSIFICATIONS - Certain 1998 amounts have been reclassified to conform to the 1999 presentation.

         In September 1999, The American Institute of Certified Public Accountants issued Statement of Position No. 99-3 (SOP 99-3), "Accounting for and Reporting of Certain Defined Contribution Plan Investments and Other Disclosure Matters". Effective for fiscal year 1999, the Plan adopted (SOP 99-3), which simplifies disclosures for certain participant directed investments. Accordingly, information for both 1999 and 1998 are presented in the aggregate for all related funds.

3.       INVESTMENTS

         Within the Trust at December 30, 1999, the Plan owned 11.03, 14.49, 11.20, 11.68, 13.21, 12.18, 28.50, 13.18, 31.82 and 34.86 percent of the total current value of the investments of the Interest Income Fund, Total Stock Market Fund, Total International Fund, Conservative Growth Fund, Moderate Growth Fund, Growth Fund, Nabisco Group Holdings Common Stock Fund, Nabisco Common Stock Fund, RJR Common Stock Fund, and the Loan Fund, respectively.

         Within the RJR Trust at December 30, 1998, the Plan owned 4.81, 6.30, 4.92, 4.58, 6.30, 6.49, 12.79, 10.30 and 15.92 percent of the total current value of the investments of the Interest Income Fund, Total Stock Market Fund, Total International Fund, Conservative Growth Fund, Moderate Growth Fund, Growth Fund, Nabisco Group Holdings Common Stock Fund (RJRN Common Stock Fund prior to split), Nabisco Common Stock Fund and the Loan Fund, respectively.

         Investment income and the net appreciation (depreciation) in the fair value of the investments held by the Trust are allocated to the participating defined contribution plans based on each plan's percentage interest in the fair value of such investments.

         During 1999 and 1998, the Trust's and the RJR Trust's investments, respectively, (including investments bought, sold, as well as held during the period) appreciated (depreciated) in fair value as reflectd in the following chart. For 1999, the plan's interest in net appreciaton (depreciation) in fair value within the chart includes amounts resulting from the period when the plan was maintained under the RJR Trust (December 31, 1999 through June 13
         1999) and the Trust (June 14, 1999 through December 30, 1999)

--------------------------------------------------------------------------------
3.       INVESTMENTS - CONTINUED


                                          YEAR ENDED DECEMBER 31, 1999        YEAR ENDED DECEMBER 31, 1998
                                        -------------------------------      ------------------------------
                                        Net Appreciation                     Net Appreciation
                                         (Depreciation)        Fair           (Depreciation)      Fair
                                         in Fair Value       Value at          in Fair Value    Value at
                                          During Year       End of Year         During Year    End of Year
                                        ----------------    -----------      ----------------  ------------
INTEREST INCOME FUND
 Guaranteed investment contracts,
  (contract rates ranging from 4.924%
   to 7.69% at December 31, 1999)       $         --       $195,382,755
 Bond investment funds                         3,036         72,516,810         8,960,079       129,146,280
 Wachovia Bank, N.A.
  Diversified Short-Term
  Investment Fund                                 --         23,839,262               --         27,232,422
                                        ------------       ------------      ------------      ------------
                                        $      3,036       $291,738,827      $  8,960,079      $592,333,225
                                        ------------       ------------      ------------      ------------

Plan's interest therein                 $    798,914       $ 32,178,057      $    212,443      $ 28,474,130
                                        ------------       ------------      ------------      ------------

TOTAL STOCK MARKET FUND
 Equity investment funds                $ 68,234,607       $501,249,131      $159,320,805      $904,997,311
 Wachovia Bank, N.A.
  Diversified Short-Term
  Investment Fund                                 --          6,191,060                --         3,817,740
                                        ------------       ------------      ------------      ------------
                                        $ 68,234,607       $507,440,191      $159,320,805      $908,815,051
                                        ------------       ------------      ------------      ------------

Plan's interest therein                 $ 12,934,204       $ 73,539,448      $  9,317,729      $ 57,251,574
                                        ------------       ------------      ------------      ------------

TOTAL INTERNATIONAL FUND
 Equity investment funds                $  5,154,123       $ 30,406,195      $  3,942,151      $ 35,743,474
 Wachovia Bank, N.A.
  Diversified Short-Term
  Investment Fund                                 --            559,632               --            473,673
                                        ------------       ------------      ------------      ------------
                                        $  5,154,123       $ 30,965,827      $  3,942,151      $ 36,217,147
                                        ------------       ------------      ------------      ------------

Plan's interest therein                 $    640,229       $  3,468,309      $    153,576      $  1,781,985
                                        ------------       ------------      ------------      ------------

NGH COMMON STOCK FUND
 Nabisco Group Holdings Corp.
  Common Stock                          $(15,689,033)      $ 16,566,288      $(20,825,390)     $ 92,213,077
 Wachovia Bank, N.A.
  Diversified Short-Term
  Investment Fund                                 --            259,079                --         1,561,038
                                        ------------       ------------      ------------      ------------

                                        $(15,689,033)      $ 16,825,367      $(20,825,390)     $ 93,774,115
                                        ------------       ------------      ------------      ------------

Plan's interest therein                 $ (7,693,406)      $  4,794,744      $ (2,807,354)     $ 11,995,335
                                        ------------       ------------      ------------      ------------


--------------------------------------------------------------------------------
3.       INVESTMENTS - CONTINUED


                                          YEAR ENDED DECEMBER 31, 1999        YEAR ENDED DECEMBER 31, 1998
                                        -------------------------------      ------------------------------
                                        Net Appreciation                     Net Appreciation
                                         (Depreciation)        Fair           (Depreciation)      Fair
                                         in Fair Value       Value at          in Fair Value    Value at
                                          During Year       End of Year         During Year    End of Year
                                        ----------------    -----------      ----------------  -------------
NABISCO COMMON STOCK FUND
 Nabisco Holdings Corp. Class A
  Common Stock                          $(8,715,309)       $ 25,802,818        $  (2,735,867)   $ 35,771,834
 Wachovia Bank, N.A.
  Diversified Short-Term
  Investment Fund                                --            (229,615)                  --         834,522
                                        -----------        ------------        -------------    ------------
                                        $(8,715,309)       $ 25,573,203        $  (2,735,867)   $ 36,606,356
                                        -----------        ------------        -------------    ------------

Plan's interest therein                 $(1,058,671)       $  3,371,444        $    (371,454)   $  3,769,202
                                        -----------        ------------        -------------    ------------

CONSERVATIVE GROWTH FUND
 Equity investment funds                $   974,666        $ 36,173,818        $   5,273,309    $ 66,217,573
 Wachovia Bank, N.A.
  Diversified Short-Term
  Investment Fund                                --             707,472                  --          540,960
                                        -----------        ------------        -------------    ------------
                                        $   974,666        $ 36,881,290        $  5,273,309     $  66,758,533
                                        -----------        ------------        -------------    ------------

Plan's interest therein                 $   118,739        $  4,306,643        $    200,874     $   3,054,992
                                        -----------        ------------        -------------    ------------

MODERATE GROWTH FUND
 Equity investment funds                $ 3,939,819        $ 64,205,239        $ 11,173,453     $ 104,205,476
 Wachovia Bank, N.A.
  Diversified Short-Term
  Investment Fund                                --             888,475                  --           689,653
                                        -----------        ------------        -------------    ------------
                                        $ 3,939,819        $ 65,093,714        $ 11,173,453     $ 104,895,129
                                        -----------        ------------        -------------    ------------

Plan's interest therein                 $   554,947        $  8,595,937        $    519,606     $   6,610,929
                                        -----------        ------------        -------------    ------------

GROWTH FUND
 Equity investment funds                $ 8,105,084        $ 83,191,282        $ 14,371,237     $ 111,018,155
 Wachovia Bank, N.A.
  Diversified Short-Term
  Investment Fund                                --           1,038,466                  --           749,604
                                        -----------        ------------        -------------    ------------
                                        $ 8,105,084        $ 84,229,748        $ 14,371,237     $ 111,767,759
                                        -----------        ------------        -------------    ------------

Plan's interest therein                 $ 1,240,090        $ 10,263,301        $    793,427     $   7,252,647
                                        -----------        ------------        -------------    ------------


--------------------------------------------------------------------------------
3.       INVESTMENTS - CONTINUED


                                          YEAR ENDED DECEMBER 31, 1999        YEAR ENDED DECEMBER 31, 1998
                                        -------------------------------      ------------------------------
                                        Net Appreciation                     Net Appreciation
                                         (Depreciation)        Fair           (Depreciation)      Fair
                                         in Fair Value       Value at          in Fair Value    Value at
                                          During Year       End of Year         During Year    End of Year
                                        ----------------    -----------      ----------------  ------------
RJR COMMON STOCK FUND
 RJ Reynolds Tobacco Holdings
  Corp. Common Stock                     $(6,638,392)      $ 5,548,914        $      --        $        --
 Wachovia Bank, N.A.
  Diversified Short-Term
  Investment Fund                                 --            21,980               --                 --
                                        ------------       ------------      ------------      ------------
                                          (6,638,392)        5,570,894               --                 --
                                        ------------       ------------      ------------      ------------

Plan's interest therein                  $ 2,806,265       $ 1,772,714        $      --        $        --
                                        ------------       ------------      ------------      ------------

LOAN FUND
 Loans to participants                   $        --       $21,005,493        $      --        $ 39,234,647
                                        ------------       ------------      ------------      ------------
                                         $        --       $21,005,493        $      --        $ 39,234,647
                                        ------------       ------------      ------------      ------------

Plan's interest therein                  $        --       $ 7,322,344        $      --        $  6,246,474
                                        ------------       ------------      ------------      ------------


--------------------------------------------------------------------------------
4.       WITHDRAWALS

         At December 30, 1999 and 1998, employee withdrawal requests of $212,963 and $150,008, respectively, were not accrued in accordance with the AICPA Audit and Accounting Guide "Audits of Employee Benefit Plans".

5.       INCOME TAX STATUS

         The IRS has determined and informed the Company by letter dated March 1996 that the Plan and related Trust are designed in accordance with applicable sections of the Internal Revenue Code (the "Code"). The plan administrator believes that the Plan is currently being operated in compliance with the applicable requirements of the Code. Therefore, no provision for income taxes has been included in the Plan's financial statements.

6.       NET TRANSFERS TO/FROM THE PLAN

         During 1999 and 1998, net transfers of assets of $321,587 and $3,393,947, respectively, were made to/(from) the Plan due to the Cornnuts Acquisition, company divestitures and employees transferring between affiliated plans.

7.       SALE OF BUSINESS AND TRANSFER OF ASSETS

         An Asset Purchase Agreement (the "Agreement") dated July 17, 1998 between ConAgra, Inc. and Nabisco, Inc. was entered into to provide in part for the sale of Nabisco's Tablespreads business. Based upon the terms of the Agreement, transferred employees who were participants of the Plan became fully vested and active participation in the Plan ceased as of the closing date. Additionally, the Plan was amended to provide for the direct trustee-to-trustee transfer of assets representing the full account balances of transferred employees. On January 4, 1999, net assets of $281,536 were transferred from the Plan to ConAgra, Inc. in accordance with the terms of the Agreement.